Exhibit (a)(5)

OFFER TO PURCHASE FOR CASH

Up to 15,000,000 Shares of Common Stock

of

METRO-GOLDWYN-MAYER INC.

at

$16.00 Net Per Share

by

TRACINDA CORPORATION

and

KIRK KERKORIAN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON THURSDAY, OCTOBER 2, 2003, UNLESS THE OFFER IS EXTENDED.

August 21, 2003

To Our Clients:

Enclosed for your consideration are an Offer to Purchase dated August 21, 2003 and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian (“Tracinda”), and Kirk Kerkorian (“Mr. Kerkorian” and together with Tracinda, the “Purchasers”) to purchase up to 15,000,000 of common stock, par value $.01 per share (the “shares”), of Metro-Goldwyn-Mayer Inc., a Delaware corporation (“MGM”), on the terms and subject to the conditions set forth in the Offer.

We are the holder of record of shares held by us for your account. A tender of those shares can be made only by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the shares held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.  The Offer price is $16.00 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in the Offer.

2.  The Offer is being made for up to 15,000,000 shares. If more than 15,000,000 shares are tendered, the Purchasers will purchase 15,000,000 shares on a pro-rata basis.

3.  The undersigned understands that, under the terms of the Offer, Tracinda will be severally obligated to purchase up to 5,000,000 shares accepted for payment under the Offer, and Mr. Kerkorian will be severally obligated to purchase up to 10,000,000 shares accepted for payment under the Offer. The Purchasers reserve the right to reallocate between them the shares to be purchased pursuant to the Offer, although any reallocation will not affect each of their obligations to purchase the number of shares described in the previous sentence.

4.  The Offer is conditioned upon the conditions to the Offer described in Section 12 of the Offer to Purchase.

5.  Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary or the information agent or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares by the Purchasers pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the letter of transmittal.

If you wish to have us tender any of or all the shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all such shares will be tendered unless you otherwise specify below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration date.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by Mellon Investor Services LLC (the “depositary”) of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

UP TO 15,000,000 SHARES OF COMMON STOCK

OF

METRO-GOLDWYN-MAYER INC.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated August 21, 2003 and the related letter of transmittal relating to the Offer by Tracinda Corporation and Kirk Kerkorian to purchase up to 15,000,000 outstanding shares of common stock, par value $.01 per share (the “shares”), of Metro-Goldwyn-Mayer Inc., a Delaware corporation.

This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned (or, if no amount is indicated below, all the shares held by you for the account of the undersigned) on the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Number of Shares to be Tendered*

shares

Signature(s)

Dated: , 2003

Please Type or Print Name(s)

Address(es) (including Zip Code(s)):

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.